THE COMMUNITY DEVELOPMENT FUND

                               CRA SERVICING PLAN

     WHEREAS, The Community Development Fund (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Trust offers for sale shares of beneficial interest of the Trust ("Shares") that are designated and classified into one or more distinct series of the Trust, and Shares of such series may be further divided into one or more classes;

     WHEREAS, the Trust desires to compensate service providers who provide the services described herein ("Service Providers") to their clients who from time to time beneficially own Shares of one or more of the classes of the series of the Trust listed on Exhibit A attached hereto, as it may be amended from time to time (such clients, "Shareholders," and each such class, a "Class" and, collectively, the "Classes," and each such series, a "Fund" and, collectively, the "Funds");

     WHEREAS, the Board of Trustees of the Trust (the "Board") desires to adopt a plan under which the Service Providers will provide to Shareholders some or all of the shareholder and/or administrative services or similar non-distribution services stated in Section 2 herein; and

     WHEREAS, the Board has determined that there is a reasonable likelihood that this CRA Servicing Plan (the "Plan") will benefit the Trust and the Shareholders of each of the Classes and Funds.

     NOW, THEREFORE, the Board hereby adopts the following Plan.

     SECTION 1. The Board has adopted this Plan to enable the Trust to directly or indirectly bear expenses relating to the provision of certain shareholder and/or administrative services or similar non-distribution services to the Shareholders of certain Classes of the Funds.

     SECTION 2. With respect to each of the Classes and Funds, the Trust may pay each Service Provider, including affiliates of the Trust, a fee up to the amount set forth in Exhibit A for shareholder and/or administrative services or similar non-distribution services. Services for which this fee may be paid include, but are not limited to: (i) maintaining books and records that document that the Fund generally holds The Community Reinvestment Act of 1977 ("CRA")-qualifying investments with a primary purpose of community development; (ii) determining whether a particular investment that has been deemed to be a CRA qualified investment can be "earmarked" to a particular Shareholder for CRA credit based upon that Shareholder's respective Assessment Area(s); (iii) maintaining books and records that explicitly earmark for CRA-qualifying purposes which specific securities in the Fund have been allocated to which specific Shareholders based on their respective Assessment Area(s); (iv) providing documentation to each Shareholder that can be provided to the Shareholder's examiner that the earmarked investments are CRA qualified investments; (v) maintaining books and records tracking each Shareholder's CRA Assessment Area and updating any changes in these over time; (vi) providing reports to Shareholders updating them on any revised CRA regulations or policies that may impact the CRA qualifying nature of their investments; (vii) confirming that there is no "double counting" or earmarking of CRA investments in the Fund to more than one Shareholder; (viii) answering questions regarding earmarked investments from Shareholders and/or their CRA examiners prior to or during CRA exams; and (ix) maintaining an e-mail address and website and toll-free phone number through which Shareholders can make CRA inquiries.


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     SECTION 3. The amount of the fees in Exhibit A shall be calculated and accrued daily and paid monthly or at such other intervals as (i) the Board shall determine; or (ii) may be provided for in any agreement related to this Plan, and such fees are based on the average daily net asset value of the Shares of the relevant Class owned by the Shareholders holding Shares through such Service Providers.

     SECTION 4. This Plan shall not take effect with respect to any Class of Shares of a Fund until it has been approved by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined in Section 10 herein).

     SECTION 5. This Plan shall continue in effect until terminated as provided in Section 6.

     SECTION 6. With respect to each Class of Shares of a Fund for which this Plan is in effect, this Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the Shares of such Class.

     SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees on not more than 90 days written notice to any other party to the agreement.

     SECTION 8. This Plan may not be amended without the approval of a majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees.

     SECTION 9. During the existence of this Plan, any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made with respect to each Fund, and shall furnish the Board with such other information as the Board may reasonably request in connection with payments made under the Plan.

     SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the term "interested person" shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.

     SECTION 12. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

     SECTION 13. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

DATED: JANUARY 7, 2016


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                                   EXHIBIT A
                             DATED JANUARY 7, 2016
                                       TO
                         THE COMMUNITY DEVELOPMENT FUND
                               CRA SERVICING PLAN
                             DATED JANUARY 7, 2016

                               CRA SERVICING FEES

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                                                            MAXIMUM CRA
             FUND                  CLASS OF SHARES         SERVICING FEE
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The Community Development Fund     Class A Shares              0.20%
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